One Technology Drive / P.O. Box 217 / Rogers, CT 06263-0217 /
                        860.774.9605 / Fax: 860.779.5509

           Rogers Corporation Reports 30% Increase in Earnings for the
                              Third Quarter of 2003
                "Results Exceed Guidance and Consensus Estimates"


Rogers, Connecticut, October 15, 2003: Rogers Corporation (NYSE:ROG) announced today that earnings per share for the third quarter of 2003 were up 30% compared to the third quarter of 2002 and exceeded the guidance of the July 16th news release. Diluted earnings per share for the quarter were $0.39 compared to the $0.30 earned in last year's third quarter. Rogers had projected earnings of between $0.33 and $0.37 per diluted share.

Net sales in the third quarter were $56.5 million, compared to the $56.0 million sold in the third quarter of 2002. Revenues of the Moldable Composites Division
(MCD), divested in November of 2002, were $8.5 million in last year's third quarter. Compared to this year's second quarter, net sales increased 15% and were $3.5 million higher than the Company's guidance of $50 to $53 million.

Rogers' four unconsolidated joint ventures had total revenues in the third quarter of $29.8 million versus $33.9 million in the same quarter last year. Adding the Company's 50% share of these joint venture sales to the Company's net sales, Rogers' Combined Sales this quarter were $71.4 million compared to $73.0 million in last year's third quarter. (See reconciliation for Combined Sales to net sales under Non-GAAP information included at the end of this press release.)

Sales of Printed Circuit Materials for the quarter reached record levels totaling $30.0 million, up 41% from the $21.3 million reported in the third quarter of 2002. Revenue increases were driven by seasonally strong sales of high frequency laminates into the satellite television market, as well as accelerating wireless infrastructure sales as more 3G base stations are built. This quarter also saw a dramatic 70% rise in flexible circuit laminate revenues as new cellular phone programs ramped into full production. This success is the result of continuing design wins at OEM's and strong fabricator support as they are finding improved yields using Rogers' flexible circuit laminates.

Third quarter sales of High Performance Foams were $17.3 million, up almost 8% from the third quarter last year. Sales of industrial high performance foams into the cellular telephone, automotive and wireless infrastructure markets all improved in September. Profits for this segment of the Company's operations continue to be negatively affected by duplicate staffing and other operating expenses, as the result of the move to Illinois from New York, of the previously acquired polyolefin business. The Company expects to see some relief from this transition beginning in the second quarter of next year.

Sales of Polymer Materials and Components totaled $9.2 million for the quarter, down from the $18.7 million in last year's third quarter, mostly as a result of the Company's divestiture of MCD. The Company's bus bar and non-woven businesses were up significantly this quarter however, revenues from the Elastomer Components Division, that produces rollers used in various office equipment and other devices, continued to decline. Going forward, revenues for this portion of Rogers' business will increase significantly as sales from the recent Durel acquisition will be included in net sales as part of this segment.

All of Rogers' joint ventures had operating profits in the quarter. Total revenues from the joint ventures were down 12% year-over-year, but up 10% sequentially. Rogers Inoac Corporation (RIC) and Rogers Chang

Chun Technologies (RCCT) both recorded the highest quarterly sales in their history. Durel sales were down year-over-year for the quarter, however up 18% sequentially. At both Durel and RIC, sales were primarily driven by the seasonal strength of the cell phone business. RCCT made very substantial progress as design wins reported last quarter resulted in a significant increase in shipments. Polyimide Laminate Systems sales were down due to loss of market share.

As previously announced, Rogers acquired 3M's 50% share in its Durel joint venture, a manufacturer of electroluminescent backlights, on September 30, 2003. The Company anticipates this will substantially add to net sales and increase earnings per share by approximately $0.05 in the fourth quarter.

Gross margins increased to 33% compared to 31% for last year's third quarter and 30% for the second quarter of this year. Improved gross margins were triggered by the operating leverage resulting from higher sales. Net income as a percentage of sales jumped to 11.2% this quarter, from 8.5% in the third quarter of last year.

Capital expenditures were $3.1 million for the third quarter. Due to underestimated lead times for machines and equipment the Company expects total capital spending for the year will be approximately $17 to $20 million instead of the $25 million previously estimated.

Rogers' balance sheet remains in excellent condition. The Company continues to be debt free. Due to strong cash flow, Rogers' cash balance increased to $35 million. The Durel acquisition will cause an $18 million reduction in cash in the fourth quarter. Accounts receivables days of sales outstanding were reduced from 55 days to 53 days during the third quarter.

Walter E. Boomer, Chairman and CEO stated, "I am very pleased with our progress year to date and the fact that our earnings are up 30% for the year. That is really how Rogers looks at things - year-to-year, not quarter-to-quarter. It is our long range focus that has brought us to this point. That and the determination to pay attention to the fundamentals of good business and to achieve the goals we set for ourselves. We are optimistic looking forward and anticipate continued strength, particularly in printed circuit materials. We also expect other parts of our business to accelerate as we gain market share and the economy continues to improve. Our guidance for the fourth quarter, including the impact of the Durel acquisition, is for net sales between $71 and $75 million, with earnings per diluted share of between $0.45 and $0.49. Even at the low end of the guidance that's an improvement of 39% in revenue and 32% in earnings per share as compared to last year."


Safe Harbor Statement
Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2002 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.



             Additional Information and October 16th Conference Call

For more information, please contact the Company directly, visit Rogers website on the Internet, or send a message by email.

Website Address:  http://www.rogerscorporation.com
Financial E-mail: finfo@rogers-corp.com
                  ---------------------
Financial News Contact: James M. Rutledge, Vice President Finance and Chief Financial Officer, Phone: 860-779-9605, FAX: 860-779-5585
Editorial Contact: Edward J. Joyce, Phone: 860-774-5705, FAX: 860-779-5509, email: edward.joyce@rogerscorporation.com
       ----------------------------------

A conference call to discuss third quarter results will be held on Thursday, October 16th at 9:00AM (Eastern Time).

Rogers participants in the conference call will be:

Walter E. Boomer, Chairman of the Board and CEO
Robert D. Wachob, President and COO
James M. Rutledge, Vice President Finance and CFO
Robert M. Soffer, Vice President and Secretary

A Q&A session will immediately follow management's comments.

To participate in the conference call, please call: 1-800-574-8929 toll-free in the United States and 1-706-634-1907 internationally. There is no passcode for the live teleconference. For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:00PM, Thursday October 23rd. The passcode for the audio replay is 3017614.

The call will also be webcast live in a listen only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorporation.com. Replay of the archived webcast will be available on the Rogers website beginning two hours following the webcast.

Presentation of Information in this Press Release
-------------------------------------------------
In an effort to provide investors with additional information regarding the Company's results, the Company may disclose certain Non-GAAP information which management believes provides useful information to investors. Management sometimes refers to "Combined Sales" which are defined as net sales (as reported under GAAP) plus 50% of the revenues from the Company's four unconsolidated joint ventures. These unconsolidated joint ventures are viewed by management as important to the Company's business and make a significant contribution towards the Company's profits.


                Reconciliation of Non-GAAP Financial Information
                ------------------------------------------------


(Dollars in Thousands)                                                 Third Quarter
                                                                -----------------------------
                                                                    2003             2002
                                                                -------------    ------------


Net Sales, as reported in this report and in                       $56.5              $56.0
 accordance with generally accepted
 accounting principles
50% of Rogers' Joint Venture Sales                                  14.9               17.0
                                                                   -----               ----
Combined Sales                                                     $71.4              $73.0
                                                                   =====              =====


                          (Financial Statements Follow)

Consolidated Statements of Income (Unaudited)
                                                                             Quarters Ended                Nine Months Ended
(In Thousands, Except Per Share Amounts)                               Sept 28,         Sept 29,         Sept 28,        Sept 29,
                                                                           2003             2002             2003            2002
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                                $56,497          $56,034        $157,534        $167,922
Costs and Expenses:
   Cost of Sales                                                          37,791           38,571         107,614         116,520
   Selling and Administrative                                             10,269            9,568          29,085          29,776
   Research and Development                                                3,484            3,417           9,132          10,522
                                                                 -----------------------------------------------------------------
Total Costs and Expenses (Including Depreciation and
Amortization of: 2003 - $9,645; 2002 - $11,033)*                          51,544           51,556         145,831         156,818
                                                                 -----------------------------------------------------------------
Operating Income                                                           4,953            4,478          11,703          11,104
   Other Income less Other Charges                                         3,438            2,435          11,158           7,215
   Interest Income/ (Expense), Net                                            48              (71)            179           (257)
                                                                 -----------------------------------------------------------------
Income Before Income Taxes                                                 8,439            6,842          23,040          18,062
   Income Taxes                                                            2,110            2,072           5,760           4,877
                                                                 -----------------------------------------------------------------
Net Income                                                             $   6,329        $   4,770       $  17,280      $   13,185
                                                                 =================================================================
Net Income Per Share:
   Basic                                                              $     0.40       $     0.31       $    1.10      $     0.85
                                                                 -----------------------------------------------------------------
   Diluted                                                            $     0.39       $     0.30       $    1.07      $     0.82
                                                                 -----------------------------------------------------------------
Shares Used in Computing:
   Basic                                                                  15,897           15,516          15,712          15,460
                                                                 -----------------------------------------------------------------
   Diluted                                                                16,325           15,896          16,214          16,003
                                                                 =================================================================

*For the nine month periods.



Consolidated Balance Sheets                                                         (Unaudited)
(IN THOUSANDS)                                                             Sept. 28,          December 29,
                                                                                2003                  2002
---------------------------------------------------------------------------------------------------------------
Assets
   Current Assets:
     Cash and Cash Equivalents                                               $ 35,273             $ 22,300
     Short -term Investments                                                       --                6,628
     Accounts Receivable, Net                                                  43,480               32,959
      Accounts Receivable - Joint Ventures                                      1,385                1,414
      Note Receivable, Current                                                  2,100                   --
     Inventories                                                               18,135               18,069
     Other Current Assets                                                       6,648                6,305
                                                                      -----------------------------------------
       Total Current Assets                                                   107,021               87,675
                                                                      -----------------------------------------
   Notes Receivable, Long Term                                                  9,900               12,000
   Property, Plant and Equipment, Net                                         104,479               99,883
   Investment in Unconsolidated Joint Ventures                                 23,145               21,860
   Pension Asset                                                                8,951                8,951
   Goodwill and Other Intangible Assets, Net                                   22,204               22,204
   Other Assets                                                                 5,394                5,128
                                                                      -----------------------------------------
       Total Assets                                                          $281,094             $257,701
                                                                      =========================================
Liabilities and Shareholders' Equity
   Current Liabilities:
     Accounts Payable                                                       $  10,484            $  10,125
     Accrued Employee Benefits and Compensation                                11,516               10,414
     Other Current Liabilities                                                 18,500               14,241
                                                                      -----------------------------------------
       Total Current Liabilities                                               40,500               34,780
                                                                      -----------------------------------------
   Noncurrent Deferred Income Taxes                                             8,868                8,308
   Noncurrent Pension Liability                                                17,124               22,658
   Noncurrent Retiree Health Care and Life Insurance
        Benefits                                                                6,197                6,197
   Other Long-Term Liabilities                                                  2,202                2,720
   Shareholders' Equity                                                       206,203              183,038
                                                                      -----------------------------------------
       Total Liabilities and Shareholders' Equity                            $281,094             $257,701
                                                                      =========================================



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